As filed with the Securities and Exchange Commission on July 2, 2018

Registration No. 333-225386

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AFG Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3533	80-0872623
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

945 Bunker Hill Road, Suite 500

Houston, TX 77024

(713) 393-4200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Curtis Samford

President and Chief Executive Officer

945 Bunker Hill Road, Suite 500

Houston, TX 77024

(713) 393-4200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Matthew R. Pacey Michael W. Rigdon Kirkland & Ellis LLP 609 Main Street Houston, Texas 77002 (713) 836-3600	Ryan J. Maierson Latham & Watkins LLP 811 Main Street Houston, Texas 77002 (713) 546-5400

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333- 225386) is being filed solely to amend Item 16 of Part II thereof and to transmit certain exhibits thereto. This Amendment No. 3 does not modify any provision of the preliminary prospectus contained in Part I or Items 13, 14, 15 or 17 of Part II of the Registration Statement. Accordingly, this Amendment No. 3 does not include a copy of the preliminary prospectus.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth an itemized statement of the amounts of all expenses (excluding underwriting discounts and commissions) payable by us and the selling stockholders in connection with the registration of the common stock offered hereby. With the exception of the SEC Registration Fee, FINRA Filing Fee and New York Stock Exchange listing fee), the amounts set forth below are estimates.

SEC Registration Fee		$12,450
FINRA Filing Fee	$	*
New York Stock Exchange listing fee	$	*
Accountants’ fees and expenses	$	*
Legal fees and expenses	$	*
Printing and engraving expenses	$	*
Transfer agent and registrar fees	$	*
Miscellaneous	$	*
Total	$	*

*	To be provided by amendment

Item 14. Indemnification of Directors and Officers

Our certificate of incorporation will provide that a director will not be liable to the corporation or its stockholders for monetary damages to the fullest extent permitted by the DGCL. In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided for in our certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL. Our bylaws will provide that the corporation will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our certificate of incorporation will also contain indemnification rights for our directors and our officers. Specifically, our certificate of incorporation will provide that we shall indemnify our officers and directors to the fullest extent authorized by the DGCL. Further, we may maintain insurance on behalf of our officers and directors against expense, liability or loss asserted incurred by them in their capacities as officers and directors.

We have obtained directors’ and officers’ insurance to cover our directors, officers and some of our employees for certain liabilities.

We will enter into written indemnification agreements with our directors and executive officers. Under these proposed agreements, if an officer or director makes a claim of indemnification to us, either a majority of the independent directors or independent legal counsel selected by the independent directors must review the relevant facts and make a determination whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnification agreement) us to indemnify the officer or director.

The underwriting agreement provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Item 15. Recent Sales of Unregistered Securities

During the past three years, we have issued unregistered securities to a limited number of persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions or any public offering, and we believe that each of these transactions was exempt from the registration requirements pursuant to Section 4(a)(2) of the Securities Act, Regulation D or Regulation S promulgated thereunder or Rule 701 of the Securities Act.

Pursuant to the terms of our Restructuring, on June 8, 2017 in the Bankruptcy Court for the Southern District of Texas, we issued, prior to giving effect to the stock split, 10,000,000 shares of our common stock and 1,428,570 warrants to acquire common stock to creditors. The common stock and the warrants issued in our Restructuring were issued pursuant to an exemption from the registration requirements of the Securities Act under Section 1145 of Chapter 11 of the U.S. Bankruptcy Code.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description

1.1	Form of Underwriting Agreement

*3.1	Third Amended and Restated Certificate of Incorporation of AFG Holdings, Inc.

*3.2	Second Amended and Restated Bylaws of AFG Holdings, Inc.

*3.3	Form of Fourth Amended and Restated Certificate of Incorporation of AFG Holdings, Inc.

*3.4	Form of Third Amended and Restated Bylaws of AFG Holdings, Inc.

*4.1	Registration Rights Agreement.

*4.2	Form of Stockholders Agreement.

*4.3	Warrant Agreement.

*5.1	Opinion of Kirkland & Ellis LLP as to the legality of the securities being registered.

Exhibit Number	Description

*10.1	ABL Credit Agreement, dated as of June 7, 2017, by and among AFG Holdings, Inc., as parent, Ameriforge Group Inc., as the borrower, the other guarantors party thereto from time to time, Deutsche Bank AG New York Branch, as administrative agent, collateral agent and L/C issuer, and the lenders party thereto from time to time.

*10.2	Term Loan Credit Agreement, dated as of June 8, 2017, by and among AFG Holdings, Inc., as parent, Ameriforge Group Inc., as the borrower, the other guarantors party thereto from time to time, Cortland Capital Markets Services LLC, as administrative agent and collateral agent, and the lenders party thereto from time to time.

*†10.3	Form of AFG Holdings, Inc. 2018 Omnibus Incentive Plan.

*†10.4	Form of Indemnification Agreement.

*†10.5	Employment Agreement of Curtis Samford, dated September 11, 2017.

*†10.6	Employment Agreement of Lawrence Blackburn, dated December 1, 2017.

*†10.7	Severance Letter Agreement of Thomas Giles, dated July 31, 2017.

*†10.8	Stock Option Agreement of Curtis Samford, dated September 11, 2017.

*†10.9	Stock Option Agreement of Lawrence Blackburn, dated December 1, 2017.

*†10.10	Stock Option Agreement of Thomas Giles, dated July 31, 2017.

*†10.11	Form of Amendment to Stock Option Agreement.

*†10.12	Form of Amended and Restated 2017 Incentive Plan.

*21.1	List of subsidiaries of AFG Holdings, Inc.

*23.1	Consent of BDO USA, LLP.

*23.2	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1 hereto).

*24.1	Powers of Attorney (included on the signature page of this Registration Statement).

*	Previously filed.
†	Compensatory plan or arrangement.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 2, 2018.

AFG HOLDINGS, INC.

By:	/s/ Curtis Samford
Name:	Curtis Samford
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated below as of July 2, 2018.

Signature	Title

/s/ Curtis Samford Curtis Samford	President and Chief Executive Officer and Director (Principal Executive Officer)

* Lawrence Blackburn	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* David Aloise	Director

* Evan Middleton	Director

* Shary Moalemzadeh	Director

* Michael Stewart	Director

* Jeffrey Quake	Director

*	/s/ Curtis Samford
Curtis Samford Attorney-in-fact